Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4th quarter earnings

      NEW ALBANY, Ind. (January 28, 2004) - Community Bank Shares of Indiana, Inc. (NASDAQ - CBIN) reported results for the fourth quarter and year ended December 31, 2003. A summary of the Company's fourth quarter and year end results follows:

    Fourth quarter ended December 31,            2003             2002          Change
    ---------------------------------            ----             ----          ------
    Net income                               $  505,000        $  650,000       (22.3)%
    Net income per share, basic              $     0.21        $     0.27       (22.2)%
    Net income per share, diluted            $     0.21        $     0.27       (22.2)%

    Year ended December 31,                      2003             2002          Change
    -----------------------                      ----             ----          ------
    Net income                               $2,302,000        $2,126,000         8.3%
    Net income per share, basic              $     0.97        $     0.87        11.5%
    Net income per share, diluted            $     0.96        $     0.87        10.3%

      "The Company's net income declined in the fourth quarter of 2003 as compared to the same period in 2002, primarily as a result of expenses related to a data processor conversion completed during the period. However, we are encouraged by the Company's net interest income growth of 15% during the same period, which was achieved despite the challenging economic environment that continues to prevail," stated James D. Rickard, President and Chief Executive Officer. "Additionally, we are pleased to announce that net income increased 8% for the twelve months ended December 31, 2003 as compared to the same period in 2002."

      Net interest income increased 15.3% and 16.1% for the three and twelve months ended December 31, 2003, respectively, when compared to the same periods in 2002. The increase in the Company's net interest income is primarily due to the growth of average interest earning assets in conjunction with an improved net interest margin. The improvement in the Company's net interest margin is the result of funding costs declining faster than the yield on interest-earning assets and the utilization of asset/liability management initiatives that have had a significant positive impact on the Company's net interest margin. Provision for loan losses increased $172,000 and $130,000 for the three and twelve months ended December 31, 2003, respectively, when compared to the same periods in 2002. The increase in provision for loan losses for the fourth quarter of 2003 is primarily related to the growth in the loan portfolio and specific borrower situations that the Company determined through its normal risk monitoring procedures exhibited an increased risk of loss.

      Non-interest income for the fourth quarter declined 6.9% from the same period in 2002, primarily because of a decline in deposit account service charges associated with a temporary change in the Company's overdraft procedures related to the Company's change in core data processors. Non-interest income for 2003 rose 16.6% from 2002, primarily because of an increase in deposit account service charges that resulted from an increase in the total number of demand deposit accounts and enhancements to the Company's checking account product line. The Company opened 5,988 new demand deposit accounts in 2003.

      Non-interest expense increased 17.3% and 19.8% for the three and twelve months ended December 31, 2003, respectively, when compared to the same periods in 2002. These increases are primarily related to salary and employee benefits and data processing expenses. Salaries and benefits increased in both periods due to new offices that the Company opened over the past 18 months, most recently a full service banking branch in Louisville, KY that opened in September 2003. The increase in data processing expenses primarily affected the fourth quarter and is related to the data processor conversion previously mentioned. The Company expects that non-interest expense will continue to increase over the next year as it continues to make improvements to its retail banking activities, including a new branch opening in the first half of 2004.

      Mr. Rickard added in closing, "We feel that our growth of 18% in both loans and deposits is an indication of the Company's ability to operate effectively in a challenging economic environment. We look forward to a new year of opportunities in 2004 as we continue to provide a level of customer service that differentiates Community Bank from its competitors. In addition, we are excited about our growth opportunities within our existing markets and plan to open an additional full-service banking branch in southern Indiana during the first half of 2004. We believe that our continued focus on exceptional customer service and our commitment to the communities we serve will facilitate our successful growth in both new and existing markets."

      Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary with operations in Clark and Floyd counties in Indiana and Jefferson and Nelson counties in Kentucky. The Company is traded on the NASDAQ under the symbol CBIN.

      Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2002 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                             December 31,  December 31,
                                                                 2003          2002
                                                               --------      --------
                                                                   (In thousands)
ASSETS
Cash and due from banks                                        $ 10,164      $  6,631
Interest bearing deposits in other financial institutions         2,217           950
Securities available for sale, at fair value                     83,143        92,374
Loans, net                                                      391,199       330,864
Premises and equipment, net                                      11,331        11,324
Other assets                                                     23,387        23,406
                                                               ----------------------
     Total Assets                                              $521,441      $465,549
                                                               ======================

LIABILITIES
Deposits                                                       $341,315      $289,830
Borrowed funds                                                  135,525       129,093
Other liabilities                                                 2,312         3,329
                                                               ----------------------
     Total Liabilities                                          479,152       422,252
                                                               ----------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                             42,289        43,297
                                                               ----------------------
     Total Liabilities and Stockholders' Equity                $521,441      $465,549
                                                               ======================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

                                        Three Months Ended                   Twelve Months Ended
                                           December 31,                         December 31,
                                     -----------------------              -------------------------
                                      2003             2002                 2003              2002
                                     ------           ------              -------           -------
                                (In thousands, except share data)     (In thousands, except share data)
Interest income                      $6,445           $6,157              $25,252           $25,052
Interest expense                      2,914            3,094               11,675            13,354
                                     --------------------------------------------------------------
Net interest income                   3,531            3,063               13,577            11,698
Provision for loan losses               315              143                1,274             1,144
Non-interest income                     768              825                3,684             3,160
Non-interest expense                  3,367            2,870               13,104            10,938
                                     --------------------------------------------------------------
Income before income taxes              617              875                2,883             2,776
Income tax expense                      112              225                  581               650
                                     --------------------------------------------------------------
Net income                           $  505           $  650              $ 2,302           $ 2,126
                                     ==============================================================
Basic earnings per share             $ 0.21           $ 0.27              $  0.97           $  0.87
Diluted earnings per share           $ 0.21           $ 0.27              $  0.96           $  0.87
                                     ==============================================================